Exhibit (c)(2) DECEMBER 11, 2007 PROJECT BALLACK STRICTLY CONFIDENTIAL AND PRIVATE Preliminary valuation overview Draft -- For discussion purposes only

Agenda Page Executive summary 1 Capital market and Target overview 5 Valuation discussion 15 Appendix 27 PROJECT BALLACK PROJECT BALLACK 1

Situation overview DRAFT Hypo Real Estate Holding AG (“Hypo” or “Sponsor”) is considering making an offer to acquire the outstanding common shares of Quadra Realty Trust (“Ballack” or “Target”) that it does not already own Ballack is an externally-advised commercial mortgage REIT that invests in a diversified portfolio of commercial mortgage investments and related products Externally managed by Hypo Real Estate, a vertically integrated real estate finance company -- 35% equity ownership in Ballack -- Ballack received assets from Hypo at IPO in exchange for cash/stock Completed IPO at $15 per share in February 2007 $189.6 equity market value at current share price of $7.37 per share (12/10/2007), with ownership of: -- 20 construction and land loans, representing 60% of real estate asset value -- 5 mezzanine loans (19%) -- 4 bridge loans (21%) Hypo Real Estate Holding AG is a publicly traded company on the Frankfurt Stock Exchange with headquarters in Munich, Germany and a total equity market capitalization of €7.7bn JPMorgan Securities, Inc. has been engaged to advise Hypo in connection with this potential transaction JPMorgan’s preliminary analysis suggests an adjusted NAV range for Target of $11.04 -- $12.32 per share, representing: 0.78x -- 0.87x common book value per share 7.3% -- 8.2% 2008E dividend yield 11.0x -- 12.3x 2008E EPS 45.5% -- 62.5% premium to the 30-day volume weighted average closing stock price EXECUTIVE SUMMARY PROJECT BALLACK 2

Ballack market considerations DRAFT Limited equity alternatives Since Ballack’s IPO, the Commercial Mortgage REIT Index (1) total return performance is down 35.1% and Ballack is down 50.2% The mean commercial mortgage REIT peer group (2) and Ballack 2008 common dividend yield is 11.1% and 12.2%, respectively The mean commercial mortgage REIT peer group (2) and Ballack price / book value ratio is 0.96x and 0.52x, respectively Limited debt financing alternatives Dormant CDO marketplace Reliance on warehouse facility provided by Wachovia Bank, with approximately $150mm of capacity -- Additionally, Ballack entered into a $25mm revolving credit facility with KeyBank in June 2007 that is currently undrawn Reduced liquidity in the secondary market for real estate credit Fewer investors Many lenders are reducing their appetite for new loans and/or applying significantly higher credit and underwriting standards, especially for condominium project loans in markets such as Southeast Florida and Las Vegas Mezzanine investor market has re-priced (1) Synthetic index created using SNL Interactive data (2) Peers include ABR, CBF, CRE, GKK EXECUTIVE SUMMARY PROJECT BALLACK 3

JPMorgan deal team DRAFT Real Estate Investment Banking Financial Institutions Group Real Estate Investment Banking Financial Institutions Group Tom Grier Adam Troso Walter Schuster Managing Director, Co-Head of Real Estate Vice President Managing Director thomas.grier@jpmorgan.com adam.a.troso@jpmorgan.com walter.schuster@jpmorgan.com (212) 622 4423 (212) 622 4345 +44 207 3255809 John Scott Trotter Justin Woo Mike Marek Associate Analyst Executive Director john.s.trotter@jpmorgan.com justin.p.woo@jpmorgan.com michael.marek@jpmorgan.com (212) 622 4296 (212) 622 0248 (212) 622 6109 Greg Stahl Analyst gregory.v.stahl@jpmorgan.com (212) 622 5480 Mergers & Acquisitions Construction Loan Syndications Mergers & Acquisitions Construction Loan Syndications CMBS (CMBS) Ben Lett Marcus Babladelis Jonathan Strain Managing Director Executive Director Managing Director ben.lett@jpmorgan.com marcus.k.babladelis@jpmorgan.com jonathan.m.strain@jpmorgan.com (212) 622 2439 (312) 732 5928 (212) 834 5022 James Roddy Rod Azar Vice President Managing Director james.roddy@jpmorgan.com rodman.azar@jpmorgan.com (212) 622 0638 (212) 834 5686 EXECUTIVE SUMMARY PROJECT BALLACK 4

Agenda Page Executive summary 1 Capital market and Target overview 5 Valuation discussion 15 Appendix 27 PROJECT BALLACK PROJECT BALLACK 5

Many factors have negatively impacted the real estate debt markets, resulting in a material recent widening of credit spreads DRAFT Market update Market update General economic concerns, which began in March 2007 (via the sub prime meltdown), and continue today (broad fears of a U.S. recession) 10YR TSY yield has compressed from a high of 5.25% on 6/12/07 to 4.15% on 12/10/07 Syndicated and leveraged finance market meltdown in late July of 2007, which resulted from a massive +$300Bn LBO pipeline, and began the “credit crunch” which continues today Financial institutions have written down approximately $27bn in 3Q 2007 due to subprime and leverage loan exposure Lack of current liquidity in the credit markets, as most investors wait for “the bottom” of the current credit crunch to occur Relative value comparisons to other credit markets (e.g., leveraged loans, high grade, high yield, ABS, etc.) Fears of near-term cap rate expansion, and commercial real estate fundamental deterioration Lack of financing sources for real estate debt buyers, which was plentiful just a few months ago Ballooned broker-dealer inventories / balance sheets which must be sold prior to new origination CAPITAL MARKET AND TARGET OVERVIEW PROJECT BALLACK 6

The CMBS market has re-priced and re-set its market clearing standards DRAFT Spread to treasuries for all tranches of investment grade CMBS (AAA to BBB-) have widened significantly, with BBB- experiencing an increase of 227% since July 1st All-in spreads for 5-year floating rate CMBS have increased by 148 bps since July 1st Investment grade CMBS (Spread to Treasuries) Investment grade CMBS (Spread to Treasuries) 1,200 1,000 BBB-800 BBB BBB+ 600 A-400 A AA 200 10yr basis AAA 0 Dec-05 Mar-06 May-06 Aug-06 Oct-06 Jan-07 Apr-07 Jun-07 Sep-07 Dec-07 Source: JPMorgan Indicative CMBS terms Indicative CMBS terms 10-year fixed--Credit spreads 10-year fixed--Credit spreads 5-year floating--Credit spreads (5-year floating--Credit spreads) 1 60% LTV 70% LTV 80% LTV1 60% LTV 70% LTV 80% LTV 213 193 203 300 250 175 145 145 115 105 48 48 53 58 N/A 43 85 38 3/1/2007 6/1/2007 12/3/2007 3/1/2007 7/1/2007 12/3/2007 Note: Refers to spreads to swap at mid-point Note: Refers to spreads over LIBOR at mid-point Source: JPMorgan Source: JPMorgan (1) 80% LTV is sometimes not achievable without sub debt, as some loans are being constrained by DSCR requirements (1) 80% LTV currently not available in today’s market CAPITAL MARKET AND TARGET OVERVIEW PROJECT BALLACK 7

Commercial mortgage market update DRAFT Financing market Asset performance (Asset performance) Financing market Credit quality remains strong with default activity at 50% of Subordination levels on new deals have increased, driven by ten year historical averages Moody’s Fundamentals for office, multifamily and industrial remain Spread levels are 2-4x greater than pre-July levels with stable while retail sector requires greater focus given impact limited demand for highest rated tranches of the capital of the residential housing market on the consumer structure Cap rates for secondary and tertiary markets are expanding Issuance levels in 2008 expected to be dramatically lower: while remaining generally stable in prime markets US CMBS issuance: $108bn vs. $224bn in 2007 US CDO issuance: $5bn vs. $28bn in 2007 Availability of secured financing has shrunk as banks reconsider their exposure levels in the face of the new origination environment New origination volumes Equity valuation New origination volumes Equity valuation Volume of new financing activity is down by 50% since July as New equity issuance has ceased given market tone and borrowers find less market liquidity and less favorable terms investor concerns about dividends and access to debt financing to support growth Balance sheet growth is now driven by increased utilization of committed facilities and slower pre-payment activities Equity values for passive REITs are off 20.3% since the beginning of July and 31.9% since the start of 2007 Price-to-book values range from 0.72x to 1.43x 2008E dividend yields range from 7.3% to 14.4% CAPITAL MARKET AND TARGET OVERVIEW PROJECT BALLACK 8

Total return share price performance since IPO

DRAFT

(% return per share)



Target
Peers[1]
Volume (000s)
125%
100%
75%
50%
25%
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Feb-07
Mar-07
Apr-07
Jun-07
Jul-07
Aug-07
Sep-07
Nov-07
Dec-07
02/15/07: IPO priced at $15.00 on NYSE
04/03/07: Target entered into a $500mm warehouse line of credit with Wachovia Bank
04/04/07: Target added to the Russell 2000 and the Russell 3000 Equity Indices
05/15/07: Target reported Q1 results; FFO/share of ($0.30) and EPS of ($0.30)
05/28/07: Announcement of the acquisition of Archstone-Smith by an investor group
07/18/07: Subprime concerns lead to market downturn
09/08/07: Target reported financial results for Q2; FFO/share of $0.20, EPS of $0.20, and declared a $0.10/share dividend to stockholders
10/24/07: Merrill Lynch announced write-downs of $7.9bn across CDOs and U.S. subprime mortgages
11/05/07: Citigroup announced potential write-down of $5bn - $8bn on CDO portfolio
11/19/07: Goldman Sachs puts a "sell" rating on Citigroup

	Target	Peers
Current (12/10/07)	$7.37	N/A
1 month return	(5.0%)	11.1%
3 month return	(18.5%)	15.3%
6 month return	(43.0%)	(22.6%)
Return since IPO	(50.2%)	(33.2%)

Source: SNL (as of 12/10/07)
[1] Peers include ABR, CBF, CRE, GKK

CAPITAL MARKET AND TARGET OVERVIEW

JPMorgan

PROJECT BALLACK 9

Public market trading comparables DRAFT Equity market cap ($mm) 2008 P/E multiple Equity market cap ($mm) 2008 P/E multiple Mean 11.0x $948.9 15.7x 13.1x Median 10.9x 8.6x 7.4x $455.4 6.5x $223.7 $209.7 $189.6 GKK ABR CRE CBF Target CRE CBF GKK Target ABR 2008E Dividend yield Price-to-common book (Price-to-common book) 2008E Dividend yield Mean 0.96x Mean 11.1% Median 0.84x Median 11.3% 1.43x 14.4% 12.4% 12.2% 0.93x 10.3% 0.76x 0.72x 7.3% 0.52x A N D GKK ABR CRE CBF Target ABR CBF Target GKK CRE Source: Company filings (as of 3Q’07), FactSet; as of 12/10/07 ote: Mean and median values exclude Target CAPITAL MARKET AND TARGET OVERVIEW PROJECT BALLACK 10

Breakdown of managed assets DRAFT $mm $mm $3,718.0 26.6 178.7 46.1 552.5 Whole loans 11.8 $2,703.2 First mortgage 70.9 775.9 CMBS 786.3 $2,056.7 Construction 10.2 Bridge 188.8 83.4 Mezzanine 312.0 Preferred equity 264.8 Real estate assets 2,126.4 1,625.5 Other assets $661.9 Accrued interest 4.8 1,197.5 128.6 109.2 $274.3 312.3 2.3 A N D 220.5 272.0 107.0 GKK ABR CBF1 Target CRE Source: Company filings (3Q’07); carrying value of investments (1) Whole loans include originated whole loans, acquired whole loans and bridge loans CAPITAL MARKET AND TARGET OVERVIEW PROJECT BALLACK 11

Shares traded analysis—Target's share price has settled well below its IPO price of $15.00/share

DRAFT

1-month trading ($ per share)


High $9.00
Low $6.67
VWAP[1] $7.58
79.1%
20.9%
0.0%
0.0%
0.0%
$6.67 - $8.37
$8.37 - $10.07
$10.07 - $11.76
$11.76 - $13.46
$13.46 - $15.17

Cumulative shares traded	3,732,513
% of total float[2]	22.4%
% of total shares outstanding	14.5%

3-month trading ($ per share)


High $10.45
Low $6.67
VWAP[1] $8.39
53.3%
39.6%
7.1%
0.0%
0.0%
$6.67 - $8.37
$8.37 - $10.07
$10.07 - $11.76
$11.76 - $13.46
$13.46 - $15.17

Cumulative shares traded	8,284,913
% of total float[2]	49.7%
% of total shares outstanding	32.2%

6-month trading ($ per share)


High $13.42
Low $6.67
VWAP[1] $9.76
24.7%
38.9%
18.5%
17.8%
0.0%
$6.67 - $8.37
$8.37 - $10.07
$10.07 - $11.76
$11.76 - $13.46
$13.46 - $15.17

Cumulative shares traded	17,885,413
% of total float[2]	107.3%
% of total shares outstanding	69.5%

Since IPO ($ per share)


High $15.16
Low $6.67
VWAP[1] $11.90
12.3%
20.4%
9.7%
20.3%
37.3%
$6.67 - $8.37
$8.37 - $10.07
$10.07 - $11.76
$11.76 - $13.46
$13.46 - $15.17

Cumulative shares traded	34,088,077
% of total float[2]	204.4%
% of total shares outstanding	132.5%

Source: Factset as of 12/10/07; based on a total of 25.7 mm basic shares outstanding as of 11/19/07
[1] Represents the volume weighted average share price
[2] Excludes 9,047,712 shares held by directors, and current executive officers

CAPITAL MARKET AND TARGET OVERVIEW

JPMorgan
PROJECT BALLACK 12

Selected Wall Street analyst commentary

DRAFT

Analyst coverage overview

Analyst	Date	Rating	Price target	2007E EPS	2008E EPS
Wachovia Capital Markets, LLC[1]	11/20/07	Market perform	$9.50	$0.39	$0.82
Credit Suisse	11/15/07	Outperform	14.00	0.42	1.00
Stifel Nicolaus	11/14/07	Hold	NA	0.49	1.62
KeyBanc Capital Markets	10/12/07	Buy	13.00	NA	NA
Median			**$13.00**	**$0.42**	**$1.00**

Source: Wall Street equity research
[1] Midpoint target price of $9.00 - $10.00 range

Analyst ratings summary



Hold
50%
Buy
50%

Source: Bloomberg

Selected analyst commentary

- "Sentiment in the market for anything with residential exposure is poor and the low dividend payout limits our enthusiasm for the shares."
  - Wachovia Capital Markets, LLC, 11/20/07
- "Target, maintaining an under levered and nearly 100% floating-rate book, is more exposed to declining variable rates than peers, in our opinion. Unlike its peers, Target had yet to build a sizeable, leveraged loan book before the credit crunch. We do not see the dividend moving meaningfully higher in the near term to make this a compelling investment."
  - Wachovia Capital Markets, LLC, 11/20/07
- "Target reported a solid quarter, but we think the company is treading water and cannot execute its growth plan in the current environment."
  - Stifel Nicolaus, 11/14/07
- "With deliveries of condos scheduled to begin in the fourth quarter and first quarter of 2008 this will be the litmus test for credit quality."
  - Credit Suisse, 11/13/07

Source: Wall Street equity research

CAPITAL MARKET AND TARGET OVERVIEW

JPMorgan
PROJECT BALLACK 13

CAPITAL MARKET AND TARGET OVERVIEW

DRAFT

Shareholder analysis

Top 20 shareholders at 06/30/07

Investor	Position	% Outstanding
Hypo Real Estate Holding AG	8,930,100	34.7%
Third Avenue Management LLC	2,399,633	9.3%
OppenheimerFunds, Inc.	1,807,170	7.0%
NWD Investments	1,475,230	5.7%
RS Investment Management Co.	1,371,905	5.3%
GLG Partners LP [1]	935,929	3.6%
Fidelity Management & Research	852,200	3.3%
S.A.C. Capital Advisors [1]	654,300	2.5%
RREEF America LLC	650,000	2.5%
JPMorgan Asset Management, Inc. (US)	521,100	2.0%
Delphi Management, Inc.	441,670	1.7%
Presima, Inc.	398,900	1.6%
UBS O'Connor LLC [1]	356,600	1.4%
Barclays Global Investors NA (CA)	300,224	1.2%
Viking Global Investors LP [1]	225,000	0.9%
Kennedy Capital Management, Inc.	211,000	0.8%
Munder Capital Management	206,800	0.8%
State Street Global Advisors	185,113	0.7%
American Century Inv't Mgmt	178,721	0.7%
D. E. Shaw & Co., Inc. [1]	150,000	0.6%
Top 20 shareholders	22,251,595	86.5%

Note: Investors shaded are not top 20 shareholders at 09/30/07
Source: LionShares
[1] Hedge fund

Top 20 shareholders at 09/30/07

Investor	Position	% Outstanding	% change
Hypo Real Estate Holding AG	8,930,100	34.7%	0.0%
Third Avenue Management LLC	2,410,433	9.4%	0.0%
RS Investment Management Co. LLC	1,858,305	7.2%	7.2%
Aberdeen Asset Management, Inc.	1,368,400	5.3%	5.3%
GLG Partners LP [1]	988,484	3.8%	0.2%
OppenheimerFunds, Inc.	924,491	3.6%	(3.4%)
RREEF America LLC	650,000	2.5%	0.0%
Fidelity Management & Research	537,600	2.1%	(1.2%)
Delphi Management, Inc.	431,670	1.7%	0.0%
S.A.C. Capital Advisors [1]	381,983	1.5%	(1.1%)
Barclays Global Investors NA (CA)	348,163	1.4%	0.2%
HSBC Investments (UK) Ltd.	232,617	0.9%	0.9%
State Street Global Advisors	198,678	0.8%	0.1%
UBS O'Connor LLC [1]	191,502	0.8%	(0.6%)
Kennedy Capital Management, Inc.	190,450	0.7%	(0.1%)
Munder Capital Management	167,400	0.7%	(0.2%)
Goldman Sachs & Co.	136,391	0.5%	0.5%
State Teachers Retirement System of Ohio	131,500	0.5%	0.5%
D. E. Shaw & Co., Inc. [1]	106,900	0.4%	(0.2%)
TIAA-CREF Asset Management LLC	103,495	0.4%	0.4%
Top 20 shareholders	20,288,562	78.9%	(7.6%)

Note: Investors shaded are new top 20 shareholders since 06/30/07
Source: LionShares
[1] Hedge fund

- As of 9/30/07, 8.2% of the total Top 20 shareholders' shares outstanding were held by hedge funds, as compared to 10.4% as of 6/30/07

JPMorgan

PROJECT BALLACK 14

Agenda Page Executive summary 1 Capital market and Target overview 5 Valuation discussion 15 Appendix 27 PROJECT BALLACK PROJECT BALLACK 15

Valuation summary DRAFT Hypo has requested that JPMorgan value Target, with a specific focus on Target’s assets in the context of current market environment for construction, bridge and mezzanine loans JPMorgan was not requested to perform a “going concern” or “wind-down” valuation of Target JPMorgan’s “desktop” valuation of Target’s loans was based upon information supplied by Target and public information available for market participants. JPMorgan selectively visited certain properties underlying the financing JPMorgan also considered the costs related to a potential transaction Termination of management contract -- $12.7mm Total transaction costs -- Assumed to be $7.5mm -- $9.0mm JPMorgan’s analysis suggests an adjusted NAV range for Target of $11.04 -- $12.32 per share, representing: 0.78x -- 0.87x common book value per share 7.3% -- 8.2% 2008E dividend yield 11.0x -- 12.3x 2008E EPS 45.5% -- 62.5% premium to the 30-day volume weighted average closing stock price JPMorgan also performed valuation based on the trading multiples of comparable companies Relevant multiples observed include Price / Book value, Dividend yield and Price / 2008E Earnings VALUATION DISCUSSION PROJECT BALLACK 16

Preliminary valuation summary DRAFT Equity value per share Equity value per share Current stock price (12/10/07) $7.37 Share price performance 52-week low (11/7/07) and high (2/16/07) $6.46 $15.38 30-day VWAP $7.58 Wall Street estimates Price target $9.50 $14.00 Comparable company analysis Price / Common book multiple $7.06 $10.59 (0.50x -- 0.75x, $14.12) 2008E Dividend yield (11.0% -- 13.0%, $0.90) $6.92 $8.18 2008E P/E multiple (10.0x -- 11.0x, $1.00) $10.00 $11.00 Preliminary NAV Gross NAV $11.88 $13.11 Adjusted NAV $11.04 $12.32 $5.00 $8.00 $11.00 $14.00 $17.00 VALUATION DISCUSSION PROJECT BALLACK 17

Methodologies employed for NAV valuation of loan portfolio DRAFT Asset type Methodology In arriving at a view on the credit profile of each loan, JPMorgan reviewed information provided by Target and observed the credit statistics of each loan, including but not limited to Loan to Cost, Loan to Value and debt service coverage ratio As directed by management, we relied upon the credit information provided by the Target and did not make independent observations of the Bridge loans credit profile of each loan We made observations regarding the real estate market dynamics and each property’s equity sponsorship Via discussions with the JPMorgan Capital Markets desk, we developed a view of expected yield in current market for each loan by: Comparing recent primary trades executed by JPMorgan in the CMBS bridge loan markets Comparing recent secondary trades observed by JPMorgan in the CMBS bridge loan markets Comparing relative value with recent trades of investment grade floating-rate CMBS (primary and secondary) Comparing relative value with other non-CMBS debt securities Calculated NPV of each loan by discounting the future cash flows from each loan by the current market expected yield Analyzed available information provided by Target in order to determine a view of the credit profile of each loan. Particular attention was paid to the following factors: Construction: Original vs. current total budget, original vs. current estimated time to complete, % hard costs incurred, % of total costs funded, Construction and form of sponsor guarantee, form of contractor guarantee Land loans Sales: Original vs. actual sales velocity, original vs. actual sales prices, % sold, sold/break-even cushion, net sold repayments/total debt commitment Market: Changes in market conditions since the loan was underwritten, including supply statistics and market prices PSF Other credit metrics: Loan to Value, Loan to Cost, and Remaining Loan Term Sponsorship: We made observations regarding each project’s equity sponsorship Conducted due diligence sessions with management regarding individual loans and performed selected site visits Via discussion with the JPMorgan Capital Markets desk, we developed a view on the expected annualized yield and resulting dollar price that would be achieved in an open market sale of each loan, based on the risk and underwriting criteria above, by: Comparing recent primary trades executed by JPMorgan in the construction loan market Comparing recent secondary trades observed by JPMorgan in the construction loan market In arriving at a view on the credit profile of each loan, JPMorgan reviewed information provided by Target and observed the credit statistics of each loan, including but not limited to Loan to Cost, Loan to Value and debt service coverage ratio As directed by management, we relied upon the credit information provided by the Target and did not make independent observations of the Mezzanine loans credit profile of each loan We made observations regarding the real estate market dynamics and each property’s equity sponsorship Via discussions with the JPMorgan Capital Markets desk, we developed a view of expected yield in current market for each loan by: Comparing recent primary trades executed by JPMorgan in the CMBS mezzanine debt markets Comparing recent secondary trades observed by JPMorgan in the CMBS mezzanine debt markets Comparing relative value with recent trades of investment grade floating-rate CMBS (primary and secondary) Comparing relative value with other non-CMBS debt securities Calculated NPV of each loan by discounting the future cash flows from each loan by the current market expected yield VALUATION DISCUSSION PROJECT BALLACK 18

Net asset value build up

DRAFT

Net asset value

($000s, except per share data)	Principal Outstanding	High	Low	Comments
Investment in loans				
Bridge loans	$140,087	$136,351	$134,166	Includes 4 Bridge loans
Construction loans (includes Land loans)	410,813	386,250	358,246	Includes 20 Construction and Land loans
Mezzanine loans	123,076	116,179	113,942	Includes 5 Mezzanine loans
NAV impact from loan roll forward	(220)	(347)	494	Adjustment for loan discount
Value of loan assets	**$673,756**	**$638,432**	**$606,848**	**29 Total loans in portfolio**
% of face value		*94.8%*	*90.1%*	
Cash	47,473	47,473	47,473	
Accrued interest receivable	5,417	5,417	5,417	Excludes intangible other assets
Total value of assets	**$726,647**	**$691,322**	**$659,738**	
Debt	(349,976)	(349,976)	(349,976)	10/31/07 Balance from Wachovia statement
Other tangible liabilities	(4,133)	(4,133)	(4,133)	Includes accounts payable & interest rate swap value
Gross NAV	**$372,538**	**$337,213**	**$305,629**	
Gross NAV / share	**$14.48**	**$13.11**	**$11.88**	
Manager termination fee		(12,716)	(12,716)	1.75% of Stockholder's Equity ($363.3) at 9/30/07 multiplied by 2
Gross NAV - net of termination fee		**$324,498**	**$292,913**	
Gross NAV / share - net of termination fee		**$12.61**	**$11.39**	
Ballack REIT transaction costs		(3,500)	(4,000)	Estimates provided by Target
Sponsor transaction costs		(4,000)	(5,000)	JPMorgan estimate
Adjusted NAV		**$316,998**	**$283,913**	
Adjusted NAV / share		**$12.32**	**$11.04**	

Note: 25.7mm fully diluted shares per 9/30/07 10-Q, which includes 120,000 vested restricted shares. This is the appropriate share number per the Target. The Target has no options.
Balance sheet information is as of 10/31/07.

- Loan balances and other balance sheet information as of 10/31/07
- Changes in estimated NAV from the roll forward of loan balances to 12/4/07 calculated in appendix

VALUATION DISCUSSION

JPMorgan

PROJECT BALLACK 19

Analysis at various prices DRAFT Analysis at various prices Analysis at various prices ($mm, except per share data) Current (1) Share price $7.37 $8.00 $9.00 $10.00 $11.00 $12.00 $13.00 Implied premium 8.5% 22.1% 35.7% 49.3% 62.8% 76.4% Basic shares (mm) 25.724 25.724 25.724 25.724 25.724 25.724 25.724 Dilutive effect of options 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Fully diluted shares (mm) 25.724 25.724 25.724 25.724 25.724 25.724 25.724 Equity value $189.6 $205.8 $231.5 $257.2 $283.0 $308.7 $334.4 Plus: Total debt 325.9 325.9 325.9 325.9 325.9 325.9 325.9 Less: Cash (34.0) (34.0) (34.0) (34.0) (34.0) (34.0) (34.0) Total firm value $481.4 $497.6 $523.3 $549.1 $574.8 $600.5 $626.2 Multiples Metric 2008E Dividend yield (2) $0.90 12.2% 11.3% 10.0% 9.0% 8.2% 7.5% 6.9% Price / common book (3) $363.3 0.52x 0.57x 0.64x 0.71x 0.78x 0.85x 0.92x 2008E P/E (2) $1.00 7.4x 8.0x 9.0x 10.0x 11.0x 12.0x 13.0x Source: Company filings (as of 9/30/07); Factset; SNL; Wall Street equity research (1) As of 12/10/07 (2) Wall Street equity research consensus; Factset (3) Calculated as Equity value / total shareholders’ equity; as of 9/30/07 VALUATION DISCUSSION PROJECT BALLACK 20

Loan valuation DRAFT Bridge loans Bridge loans At Origination JPMorgan “Current” Capital Markets View Property Property Credit Principal Remaining Loan to Loan to Debt Service Coupon Market Spread Dollar Price Mkt Value Sponsor Name Location Type Description Considerations Outstanding Collateral Term (1) Value Cost Coverage Spread (2) High Low High Low Lehman/CentreMark Beach Boston, MA Garage The Property, located in the Chinatown + Limited parking in downtown $17,140 First 4.7 65.0% 75.0% 0.94x 2.98% 3.50% 4.50% 97.77 93.63 Street district of Boston, is currently operated as Boston Mortgage a parking garage with accompanying first + Strong sponsorship floor retail space. + Change in management -- Tight coverage ratio (<1.0x) -- Subprime location Lehman/CentreMark Newbury Boston, MA Garage The Property, located on Newbury Street in + Well located 12,883 First 4.7 80.8% 68.0% 0.58x 2.45% 3.25% 3.75% 96.93 95.07 Street Boston, is currently operated as a parking + Good value-add redevelopment Mortgage garage with first floor retail space. The story Sponsor is considering redeveloping the + Strong sponsorship Property for mixed-use purposes. -- High LTV (>80%), tight coverage ratio (<1.0x) Bozzuto Maryland Prince Multifamily The loan is to provide financing for the + Class B/C multi aided by 67,763 First 3.6 71.8% 75.0% 1.07x 1.35% 2.50% 3.00% 96.44 94.93 Apartment Georges acquisition and repositioning of seven subprime loan situation Mortgages Portfolio County, MD multifamily rental apartments located in + Strong sponsorship and Pledged four cities in Prince George’s Country, + Cross collateralization Equity Maryland. -- Significant capex necessary -- Tight coverage ratio (~1.0x) Feldman/Heitman Colonie Albany, NY Regional The loan is to provide financing for the + Strong anchor tenants 42,301 First 2.9 60% 60.4% 1.11x 1.80% 2.30% 2.50% 98.71 98.20 Center Mall repositioning of Colonie Center, a regional + Conservative capitalization (LTC Mortgage (upon mall located in Albany, New York. of ~60%) stabilization) + Letter of credit and cash collateral reduce exposure -- 78% occupancy of in-line space -- Located in a secondary/tertiary market -- Sponsor has history of cost overruns Total $140,087 $136,351 $134,166 % Discount 2.7% 4.2% (1) In years. Including extension options. (2) For the Beach Street loan, it is a fixed rate coupon. Converted to spread over 4.7 year interpolated swaps rate. VALUATION DISCUSSION PROJECT BALLACK 21

Loan valuation, cont’d. DRAFT Construction loans Construction loans At Origination Current Metrics JPMorgan “Current” Capital Markets View Property Property Principal Unfunded Contractor Completion Remaining Loan to Loan to Coupon Total % Hard Cost Sold / Exec. Repayments / Act. GSP / Act. GSP / Dollar Price Mkt Value Yield Sponsor Name Location Type Description Credit Considerations Outstanding Commitment Name Type Guarantee Collateral Term (yrs) Value Cost Spread Projected Cost % Funded Completed % Sold BE Cushion Debt Commitment UW GSP BE GSP High Low High Low Clarrett / ING 200 West End New York, Condo 27-story mixed-use project comprised of + Good location $36,990 $13,010 Bovis Lend GMP Clarrett / First 1.5 70.8% 80.0% 2.25% $258.6 74.0% 70.2% 39.0% 18.9% 0.5x 1.0x 1.2x 98.50 96.70 8.7% 9.9% Avenue NY luxury residential condominium units, a 2- -- Minor underperformance on sales Lease Prudential mortgage story retail component and garage parking -- Low coupon for high LTV with limit spaces, located at West 70th Street and -- Modestly higher LTV if appraised ($20mm) West End Avenue, a well established today residential location on the Upper West Side. Aby Rosen, Michael Fuchs W Miami Beach Miami, FL Condo The proposed development is for a 419- + Under 20% complete, 100% sales 6,439 38,713 KM Plaza GMP Related First 1.6 Resid. 71.0% 2.75% 467.6 14.3% 15.3% 64.0% 69.6% 1.1x 1.1x 1.7x 95.00 90.00 16.0% 25.2% and David Edelstein A unit luxury condominium-hotel project coverage Companies Mortgage Only: 58% consisting of 358,445 sf residential space, + W brand is a plus, particularly in Resid. + commercial space, and garage area South Beach Comm.: containing 527 parking spaces. -- Early in construction process 52% -- Southeast FL condo project -- Condo is at intersection with two other unpopular projects Aby Rosen, Michael Fuchs W Miami Beach Miami, FL Condo The proposed development is for a 419- + Under 20% complete, 100% sales 22,500 0 KM Plaza GMP Related First 1.6 Resid. 79.7% 7.0% (2.75% 467.6 100.0% 15.3% 64.0% 69.6% 1.1x 1.1x 1.7x 94.00 89.00 17.8% 22.3% and David Edelstein B unit luxury condominium-hotel project coverage Companies Mortgage Only: 66% current pay-consisting of 358,445 sf residential space, + W brand is a plus, particularly in Resid. + rate + 4.25% commercial space, and garage area South Beach Comm.: deferred containing 527 parking spaces. -- Early in construction process 60% rate) -- Southeast FL condo project -- Condo is at intersection with two other unpopular projects Terra ADI International / 900 Biscayne Miami, FL Condo The development, a 63-story mixed-use + Substantially complete; loan is 29,394 25,606 Pavarini GMP Terra- First 0.8 78.0% 92.5% 3.00% 352.7 53.4% 77.5% 92.0% 24.3% 0.9x 1.0x 1.2x 93.00 85.00 16.8% 27.4% Terra-Archiplan project located in Miami, Florida will covered Construction Archiplan 900 Mortgage contain 516 luxury residential +/- Pricing is at 2004 levels; risk for Management, condominium units , 36 office sales closing LLC and condominiums, 5 ground floor retail units -- Southeast FL condo project Pedro M. and parking garage. -- Off market location in Miami market Martin Related Companies Superior Ink New York, Condo The development is a 15-story tower with + Units selling at $2,900 psf vs 18,123 31,877 Plaza CM Related First 2.4 63.0% 71.0% 2.25% 246.8 36.2% 9.2% 11.0% 134.7% 0.2x 1.5x 2.3x 99.50 96.70 8.2% 10.3% NY 76 luxury condominium units & 8 underwriting of $1,900 psf Construction Companies Mortgage townhouses located in Manhattan’s West + NYC location Corp. Village. + Solid sales launch in current market + Still building, but budget is well-refined Note: In cases where the loan is less than 50% funded, the dollar price discount is applied to the total loan commitment in determining the value of the loan. In cases where the loan is greater than 50% funded, the dollar price discount was applied to the outstanding loan amount only in determining the value of the loan. Note: Yields assume that future construction draws are funded on a straight line basis and loans are repaid 100% on the initial maturity date. PROJECT BALLACK PROJECT BALLACK 22

Loan valuation, cont’d. DRAFT Construction loans, cont’d. Construction loans, cont’d. At Origination Current Metrics JPMorgan “Current” Capital Markets View Property Property Principal Unfunded Contractor Completion Remaining Loan to Loan to Coupon Total % Hard Cost Sold / Exec. Repayments / Act. GSP / Act. GSP / Dollar Price Mkt Value Yield Sponsor Name Location Type Description Credit Considerations Outstanding Commitment Name Type Guarantee Collateral Term (yrs) Value Cost Spread Projected Cost % Funded Completed % Sold BE Cushion Debt Commitment UW GSP BE GSP High Low High Low Carlyle Realty, Extell Riverside H New York, Condo The sites are located on an established and + Actual GSP ($1,346 psf) close to UW $24,574 $3,309 Bovis Land GMP Carlyle First 1.6 73.2% 70.0% 2.50% $359.2 88.1% 87.5% 82.0% 38.8% 1.1x 1.0x 1.4x 99.50 95.00 8.3% 11.5% Development Company, NY accepted residential riverfront location on GSP ($1,355 psf) Lease Realty, Extell, Mortgage and Gary Barnett the Upper West Side of Manhattan, + Construction almost complete; & Gary providing Hudson River views and quick deliveries start next month Barnett access to Riverside Park South. -- Interest revenue won’t compensate ($34mm) fully for work to underwrite - Short time to repayment Carlyle Realty, Extell Riverside I New York, Condo The sites are located on an established and + Construction on track 20,918 26,199 Bovis Land GMP Carlyle First 2.1 72.7% 70.0% 2.50% 629.8 44.4% 31.0% 42.0% 57.7% 0.6x 1.0x 1.6x 98.50 94.00 9.3% 13.2% Development Company, NY accepted residential riverfront location on + Sales have been positive Lease Realty, Extell, Mortgage and Gary Barnett the Upper West Side of Manhattan, & Gary providing Hudson River views and quick Barnett access to Riverside Park South. ($60mm) Donald J. Trump & Phillip Trump Las Vegas, Condo 64-story, 1,282-unit condominium tower + 2x cushion on sales coverage 25,924 11,454 Perini Corp GMP Donald J. First 0.7 42.7% 60.0% 3.50% 629.0 69.4% 84.0% 94.0% 152.5% 2.0x 1.0x 2.5x 98.00 95.10 11.7% 15.6% G. Ruffin International NV and 830-space parking garage. The -- Las Vegas market in midst of Trump & Mortgage Property will be named Trump correction Phillip G. International Hotel and Tower Las Vegas -- 66% of deposits from NV and CA; Ruffin and will be, at 645 feet, the tallest building speculator risk in Las Vegas. -- Short dated maturity Jeffrey E. Levine, The Edge Brooklyn, Condo “The Edge” is a phased, mixed-use + Loan exposure of $686 psf 9,241 15,759 Levine GMP Levine First 2.5 64.3% 64.0% 3.20% 691.8 37.0% 9.4% 0.0% N/A 0.0x N/A N/A 97.50 95.50 10.8% 12.4% Douglas Development and Tranch B-1 NY development in a prime north Williamsburg -- Possible overbuilding in Brooklyn Builders Builders & Mortgage UBS waterfront location, in Brooklyn, NY. -- Too early to fully gauge Douglaston Phase I of the development will contain Development market rate for-sale condominiums , affordable rental apartment component , underground parking, and ground floor retail space. Phase II of the project, will contain luxury residential condominium product in a 39-story tower and a corresponding underground garage. Jeffrey E. Levine, The Edge Brooklyn, Condo “The Edge” is a phased, mixed-use + Loan exposure of $686 psf 6,469 11,031 Levine GMP Levine First 2.5 69.9% 70.0% 4.05% 691.8 37.0% 9.4% 0.0% N/A 0.0x N/A N/A 96.50 94.50 12.6% 14.3% Douglas Development and Tranch B-2 NY development in a prime north Williamsburg -- Possible overbuilding in Brooklyn Builders Builders & Mortgage UBS waterfront location, in Brooklyn, NY. -- Too early to fully gauge Douglaston Phase I of the development will contain Development market rate for-sale condominiums , affordable rental apartment component , underground parking, and ground floor retail space. Phase II of the project, will contain luxury residential condominium product in a 39-story tower and a corresponding underground garage. Note: In cases where the loan is less than 50% funded, the discount is applied to the total loan commitment in determining the value of the loan. In cases where the loan is greater than 50% funded, the discount was applied to the outstanding loan amount only in determining the value of the loan. Note: Yields assume that future construction draws are funded on a straight line basis and loans are repaid 100% on the maturity date. PROJECT BALLACK PROJECT BALLACK 23

Loan valuation, cont’d. DRAFT Construction loans, cont’d. Construction loans, cont’d. At Origination Current Metrics JPMorgan “Current” Capital Markets View Property Property Principal Unfunded Contractor Completion Remaining Loan to Loan to Coupon Total % Hard Cost Sold / Exec. Repayments / Act. GSP / Act. GSP / Dollar Price Mkt Value Yield Sponsor Name Location Type Description Credit Considerations Outstanding Commitment Name Type Guarantee Collateral Term (yrs) Value Cost Spread Projected Cost % Funded Completed % Sold(1)BE Cushion Debt Commitment UW GSP(2)BE GSP High Low High Low Related Companies & the World Market Las Vegas, Retail World Market Center (“WMC”) is an + Sponsor $3,151 $12,849 Penta GMP The Related First 2.2 45.0% 64.0% 2.50% $516.5 19.7% N/A 47.0% N/A N/A 1.0x N/A 93.00 90.00 30.1% 44.5% Alliance Network Center Phase 3 NV integrated home and hospitality contract -- Depth of market issues Companies, Mortgage A-1 furnishings showroom and convention -- 47% market leasing vs. 80% LP (TRLCP) center complex being developed in Las underwritten Vegas. When fully built, the proposed -- LTC very high; LTV decrease likely if project will span 8 buildings connected by reappraised sky bridges. WMC Phase 3 is a 15 story -- Special purpose collateral building and will connect to Phase 2 of -- 22% decline in UW first year NOI WMC. Related Companies & the World Market Las Vegas, Retail World Market Center (“WMC”) is an + Sponsor 59,000 0 Penta GMP The Related First 2.2 45.0% 85.0% 3.50% 516.5 100.0% N/A 47.0% N/A N/A 1.0x N/A 90.00 80.00 14.9% 22.0% Alliance Network Center Phase 3 NV integrated home and hospitality contract -- Depth of market issues Companies, Mortgage A-2 furnishings showroom and convention -- 47% market leasing vs. 80% LP (TRLCP) center complex being developed in Las underwritten Vegas. When fully built, the proposed -- LTC very high; LTV decrease likely if project will span 8 buildings connected by reappraised sky bridges. WMC Phase 3 is a 15 story -- Special purpose collateral building and will connect to Phase 2 of -- 22% decline in UW first year NOI WMC. Related Companies & Snowmass Snowmass, Mixed-use The Phase 3 plan is to create condo hotel + Success of Phase I 16,764 0 N/A N/A The Related First 2.4 80.0% 78.8% 2.75% N/A 100.0% N/A N/A N/A N/A N/A N/A 95.00 90.00 10.8% 13.7% Patrick Smith Village -- Land CO units. Sales of these units are not -- High LTV (esp. land) Companies, Mortgage expected to commence until late 2007. -- Lender demand issues LP (TRLCP) Snowmass is one of the four world-class ski mountains. Snowmass is recognized for its ski terrain, cultural activities, and proximity to world-renown ski destination Aspen. Related Companies & Snowmass Snowmass, Mixed-use The Phase 3 plan is to create condo hotel + Success of Phase I 5,136 28,101 Weitz GMP The Related First 3.4 80.0% 78.8% 2.25% 680.9 15.5% 39.8% 27.0% (1.1%) 0.2x 0.8x 1.0x 98.25 96.70 9.0% 10.1% Patrick Smith Village -- CO units. Sales of these units are not -- High LTV (esp. land) Companies, Mortgage Construction expected to commence until late 2007. -- Lender demand issues LP (TRLCP) Snowmass is one of the four world-class ski -- Subsequent Phases behind schedule mountains. Snowmass is recognized for its ski terrain, cultural activities, and proximity to world-renown ski destination Aspen. Adam Fisher, Jason Trump Waikiki Honolulu, HI Condo The Property will be a 462-unit ultra-luxury + Sales price substantially covers loan 14,581 34,202 Kobayashi GMP D.E. Shaw First 2.5 69.0% 79.4% 2.75% 556.1 29.9% 7.5% 100.0% 38.0% 1.2x 1.0x 1.4x 95.00 92.00 12.5% 15.2% Grosfled, D.E. Shaw Real condominium hotel development located -- Early in construction Kiewit, JV Real Estate Mortgage Estate Portfolios 2, LLC just one block from the oceanfront in the -- High LTC Portfolios 2, world-renowned resort of Waikiki in LLC Honolulu, Hawaii. Note: In cases where the loan is less than 50% funded, the discount is applied to the total loan commitment in determining the value of the loan. In cases where the loan is greater than 50% funded, the discount was applied to the outstanding loan amount only in determining the value of the loan. Note: Yields assume that future construction draws are funded on a straight line basis and loans are repaid 100% on the maturity date. (1) World Market Center represents current percent leased, net of master lease (2) Ratio of World Market Center $/PSF leases, net of master lease and UW $/PSF leases PROJECT BALLACK PROJECT BALLACK 24

Loan valuation, cont’d. DRAFT Construction loans, cont’d. Construction loans, cont’d. At Origination Current Metrics JPMorgan “Current” Capital Markets View Property Property Principal Unfunded Contractor Completion Remaining Loan to Loan to Coupon Total % Hard Cost Sold / Exec. Repayments / Act. GSP / Act. GSP / Dollar Price Mkt Value Yield Sponsor Name Location Type Description Credit Considerations Outstanding Commitment Name Type Guarantee Collateral Term (yrs) Value Cost Spread Projected Cost % Funded Completed % Sold BE Cushion Debt Commitment UW GSP BE GSP High Low High Low Gary Barnett 86th & Lex. New York, Condo The property will be located on 86th + 97% covered actual sales price vs. $19,190 $5,810 Bovis Lend GMP Gary Barnett Mezzanine 2.5 79.2% 82.8% / 8.50% $516.2 76.8% 16.0% 71.0% 34.9% 0.7x 1.0x 1.3x 99.50 96.70 14.9% 16.3% Extell NY Street, a primary corridor in the Upper underwritten Lease 87.7% -- Mezz A & B East Side and a central retail location with -- Junior position provides added risk several national retailers located on the -- High LTC Property’s block. Related Companies 86th & 3rd New York, Condo The loan is for the construction of a 20 + Sales started 7/7/07; now at 47% sold 13,686 11,314 Bovis Lend CM The Related First 2.3 81.5% 90.0% 3.50% 315.3 54.7% 33.9% 38.0% 31.0% 0.5x 1.1x 1.3x 98.00 96.70 9.9% 10.4% Brompton NY story residential condominium building + Sales greater than UW level Lease Companies, Mortgage comprised of 184 condominium units -- High LTC LP (TRLCP) located at the southeast corner of East 86th Street and 3rd Avenue in Manhattan, NY. Philip Pilevsky and Alfred 2075 Broadway New York, Land The development site is an assemblage of -- 100% cost “earlybird” loan 35,323 34,677 N/A N/A N/A First 0.6 65.0% 100.0% 2.50% N/A 50.0% N/A N/A N/A N/A N/A N/A 97.00 92.00 16.7% 33.4% Friedman NY two land lots which were acquired in 1983 -- Non-recourse Carve-out guarantee Mortgage and 2005, and includes acquired air rights, by Sponsors providing a developable floor area of -- Difficult position to step into/ take-198,816 square feet (excludes below out risk grade) as of right. -- Sponsor BayRock Group, LLC Camelback & Phoenix, AZ Land The Property, eventually to have a mixed- + Strong location 25,710 10,290 N/A N/A N/A First 0.6 65.5% 82.0% 3.50% N/A 71.4% N/A N/A N/A N/A N/A N/A 95.00 90.00 16.8% 25.3% 26th use condo hotel & residential condo - 95% cost acquisition loan Mortgage development, is located in the heart of the -- Recourse Carve-out guarantee by prestigious Camelback/Biltmore corridor, Sponsors home to Phoenix’s most expensive -- Take-out risk commercial properties and some of the region’s most luxurious and high end residential condominiums and single-family homes. David Moinian and David LYNK -- DM2 New York, Land The Sponsors business plan is to acquire + Moderate advance 17,700 17,765 N/A N/A N/A First 1.3 97.7% 95.0% 3.75% N/A 49.9% N/A N/A N/A N/A N/A N/A 95.00 92.00 16.2% 20.8% Moussazadeh 1110 Park NY the Property, and potentially the Adjacent -- “Earlybird” loan Mortgage Avenue Property, using the proceeds of this Loan. -- Take-out risk They will then complete the plans for an exclusive residential condo property. If the Sponsors successful acquiring the Adjacent Property, they will construct a mid-rise condominium building on both sites, otherwise they will construct a condo on the single parcel site. Total $410,813 $331,966 $386,250 $358,246 % Discount 6.0% 12.8% Note: In cases where the loan is less than 50% funded, the discount is applied to the total loan commitment in determining the value of the loan. In cases where the loan is greater than 50% funded, the discount was applied to the outstanding loan amount only in determining the value of the loan. Note: Yields assume that future construction draws are funded on a straight line basis and loans a re repaid 100% on the maturity date. PROJECT BALLACK PROJECT BALLACK 25

Loan valuation, cont'd.

DRAFT

Mezzanine loans

Borrower	Property Name	Location	Property Type	Description	Principal Outstanding	Collateral	Remaining Term[1]	At Origination: Loan to Value	At Origination: Loan to Cost	At Origination: Debt Service Coverage	At Origination: Coupon Spread[2]	JPMorgan "Current" Capital Markets View: Market Spread High	Market Spread Low	Market Value High	Market Value Low
MSREF	CNL Hotels	USA	Hotel	A pool of 5 luxury resort hotels: The Grand Wailea Resort Hotel & Spa (Maui, Hawaii), La Quinta Resort & Club (California), Arizona Biltmore Resort & Spa (Arizona), Doral Golf Resort & Spa (Florida) and the Claremont Resort and Spa (California).	$32,500	Pledge of Interest (Equity & Proceeds)	4.5	66.3%	64.5%	1.30x	1.95%	3.50%	4.00%	94.24	92.46
Blackstone	Meristar	USA	Hotel	35 Core Assets are well diversified over 19 states with the Washington DC Metropolitan area (8 properties) generating 25.2% of UW NCF (2007), California (5 properties) 22.9%, and the Tri-State area (4 properties) 10.4% of UW NCF.	10,910	Pledge of Interest (Equity & Proceeds)	3.5	73.1%	77.8%	1.11x	2.35%	4.00%	4.50%	95.11	93.68
Vantage/Apollo	Savoy	New York, NY	Multifamily	Refinancing package of $367.5mm for 45 year old property. Five out of the seven subject land parcels are ground leased, not fee owned.	42,000	Mezzanine - B	6.2	79.9%	85.7%	0.92x	2.88%	4.45%	4.95%	92.37	90.08
Thomas Property Group	City National	Los Angeles, CA	Office	Refinancing for City National Plaza, a two tower Class A office property in downtown Los Angeles, CA.	11,750	Senior Mezz. (tranche C)	2.7	63.5%	N/A	1.29x	2.25%	3.75%	4.25%	96.50	95.36
Blackstone	Carr America	USA	Office	The Pool 3 portfolio is represented by a diverse set of Class A office, Class B office, Industrial, and R&D commercial properties. These 73 assets are located in 8 states within 13 major office markets.	25,916	Pledge of Interest (Equity & Proceeds)	3.8	73.4%	66.4%	1.18x	1.70%	2.75%	3.25%	96.62	95.05
Total					$123,076									$116,179	$113,942
% Discount														5.6%	7.4%

[1] In years. Including extension options.
[2] Savoy loan has a fixed rate coupon. Converted to spread over 6-year interpolated treasuries.

VALUATION DISCUSSION

JPMorgan

PROJECT BALLACK 26

Agenda Page Executive summary 1 Capital market and Target overview 5 Valuation discussion 15 Appendix 27 PROJECT BALLACK PROJECT BALLACK 27

Recent comparable real estate mezzanine debt transactions DRAFT Loan information Loan information Sector Instrument LTV Pricing Sale Date Buyer Hotel #1 B-note 68 -- 73% L + 325 Jun-07 Mortgage REIT Hotel #1 Mezzanine debt 74 -- 78% L + 400 Jun-07 Real estate fund Office #1 Mezzanine debt 45 -- 74% L + 225 Jun-07 Real estate fund Hotel #2 Mezzanine debt 72 -- 76% L + 400 Jun-07 Real estate fund Hotel #2 Mezzanine debt 77 -- 80% L + 485 Jun-07 Real estate fund Office #2 Mezzanine debt 73 -- 84% L + 350 Jul-07 Real estate fund Hotel #2 Mezzanine debt 66 -- 71% L + 335 Jul-07 Real estate fund Hotel #3 Mezzanine debt 57 -- 78% L + 325 Jul-07 Real estate fund Retail #1 B-note 52 -- 60% L + 300 Jul-07 Real estate fund Hotel #1 B-note 48 -- 54% L + 175 Oct-07 Mortgage REIT Office #2 Mezzanine debt 62 -- 72% L + 150 Nov-07 Real estate fund Hotel #1 B-note 55 -- 56% L + 225 Pending (circled) Real estate fund Hotel #1 B-Note 61 -- 67% L + 265 Pending (circled) Real estate fund Office #3 Mezzanine debt 46 -- 58% L + 460 Pending (circled) Mortgage REIT Office #3 Mezzanine debt 59 -- 71% L + 500 Pending (circled) Mortgage REIT APPENDIX PROJECT BALLACK 28

Bridge analysis

DRAFT

Loan information ($000s)

	Wachovia - 10/31/07			Wachovia - 12/04/07			Delta: Wach 10/31/07 - Wach 12/04/07[1]			NAV impact		
Property	Funded	Unfunded	Commitment	Funded	Unfunded	Commitment	Funded	Unfunded	Commitment	High	Low	Comments
200 West End Ave.	36,990	13,010	50,000	19,454	5,546	25,000	(17,536)	(7,464)	(25,000)	192.9	508.5	$25mm of commitment sold; NAV impact - 40bps on funded amount sold
W Miami Beach A	6,439	38,713	45,153	6,883	38,270	45,153	443	(443)	0			Regular loan funding
W Miami Beach B	22,500	0	22,500	22,500	0	22,500	0	0	0			Regular loan funding
City National	11,750	0	11,750	11,750	0	11,750	0	0	0			Regular loan funding
900 Biscayne	29,394	25,606	55,000	32,130	22,870	55,000	2,736	(2,736)	0	(191.5)	(410.4)	Regular loan funding
Superior Ink	18,123	31,877	50,000	18,123	31,877	50,000	0	0	(30,000)	0.0	840.0	$30mm of commitment sold; NAV impact - 50bps on committed amount sold
Carr America Mezz 1 & 2	25,916	0	25,916	25,916	0	25,916	0	0	0			Regular loan funding
Riverside H	24,574	3,309	27,883	24,886	2,997	27,883	312	(312)	0	(310.8)	(296.8)	Regular loan funding
Riverside I	20,918	26,199	47,117	22,795	24,322	47,117	1,878	(1,878)	0			Regular loan funding
Colonie Center	42,301	10,658	52,959	43,996	8,964	52,959	1,695	(1,695)	0	(21.9)	(30.5)	Regular loan funding
Maryland Apartment Portfolio (Bozzuto)	67,763	2,237	70,000	68,117	1,883	70,000	354	(354)	0	(12.6)	(17.9)	Regular loan funding
Trump International	25,924	11,454	37,378	28,488	8,694	37,182	2,564	(2,760)	(196)	(51.3)	(125.6)	Regular scheduled funding; deposits offset commitment need
The Edge - Tranch B-1	9,241	15,759	25,000	10,944	14,056	25,000	1,703	(1,703)	0			Regular loan funding
The Edge - Tranch B-2	6,469	11,031	17,500	7,667	9,833	17,500	1,198	(1,198)	0			Regular loan funding
World Market Center Phase 3 A-1	3,151	12,849	16,000	4,225	11,775	16,000	1,074	(1,074)	0			Regular loan funding
World Market Center Phase 3 A-2	59,000	0	59,000	59,000	0	59,000	0	0	0			Regular loan funding
Snowmass Village - Land	16,764	0	16,764	16,764	0	16,764	0	0	0			Regular loan funding
Snowmass Village - Construction	5,136	28,101	33,236	7,620	25,617	33,236	2,484	(2,484)	0			Regular loan funding
Meristar	10,910	0	10,910	9,175	0	9,175	(1,735)	0	(1,735)	84.8	109.6	Repayment at par
MSR GL/DR MEZZ C LLC (MSREF Luxury Hotel)	32,500	0	32,500	32,500	0	32,500	0	0	0			Regular loan funding
Newbury St.	12,883	0	12,883	12,883	0	12,883	0	0	0			Regular loan funding
Beach St.	17,140	0	17,140	17,140	0	17,140	0	0	0			Regular loan funding
2075 Broadway	35,323	34,677	70,000	38,018	31,982	70,000	2,695	(2,695)	0			Regular loan funding
86th & Lex.	19,190	5,810	25,000	19,642	5,358	25,000	452	(452)	0	(2.3)	(14.9)	Regular loan funding
Savoy	42,000	0	42,000	42,000	0	42,000	0	0	0			Regular loan funding
Camelback & 26th	25,710	10,290	36,000	26,333	9,667	36,000	623	(623)	0	(31.1)	(62.3)	Regular loan funding
86th & 3rd	13,686	11,314	25,000	13,850	11,150	25,000	164	(164)	0	(3.3)	(5.4)	Regular loan funding
Trump Waikiki	14,581	34,202	48,784	15,287	33,497	48,784	706	(706)	0			Regular loan funding
LYNK - DM2	17,700	17,765	35,465	17,700	17,765	35,465	0	0	0			Regular loan funding
Total	673,977	344,862	1,018,838	675,786	316,122	991,907	1,809	(28,740)	(56,931)	(347)	494	

[1] Pro forma for Superior Ink sell-down

APPENDIX

JPMorgan

PROJECT BALLACK 29